Exhibit 11

The computation of earnings per share for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003	2002	2001
Income before change in accounting	$23,223	$26,505	$16,051
Cumulative effect of change in accounting	—	(1,392)	—

Net income	$23,223	$25,113	$16,051

Weighted average shares outstanding	21,683,336	20,166,933	11,606,392

Basic earnings per share:
Before cumulative effect of change in accounting	$1.07	$1.31	$1.38
Cumulative effect of change in accounting	—	(0.06)	—

After cumulative effect of change in accounting	$1.07	$1.25	$1.38

Weighted average shares outstanding	21,683,336	20,166,933	11,606,392
Dilutive effect due to stock incentive plans	522,414	611,286	80,117

Diluted weighted average shares outstanding	22,205,750	20,778,219	11,686,509

Diluted earnings per share:
Before cumulative effect of change in accounting	$1.05	$1.28	$1.37
Cumulative effect of change in accounting	—	(0.07)	—

After cumulative effect of change in accounting	$1.05	$1.21	$1.37

Stock options for 86,363 and 322,799 shares of common stock were not considered in computing diluted earnings per common share for 2003 and 2002 because they were antidilutive.